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          List of Subsidiaries of International Smart Sourcing, Inc.


Compact Disc Packaging Corp.
         Incorporated in Delaware on January 31, 1995

Duralogic Technologies, Inc.
         Incorporated in New York on November 7, 1997. The Company has commenced dissolution proceedings for this subsidiary in the State of New York and the Company expects that the subsidiary will be completely dissolved by the Secretary of State of the State of New York in the first quarter of 1999.

Electronic Hardware Corp.
         Incorporated in New York on January 28, 1970